Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709, 333-185084, 333-185085 and 333-206080) and on Form S-3 (Nos. 333-116144 and 333-187644) of our report dated March 29, 2016 with respect to our audits of the consolidated balance sheets of I.D. Systems, Inc. as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of I.D. Systems, Inc.

/s/ EisnerAmper LLP

Iselin, New Jersey
March 29, 2016